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                                                                   EXHIBIT 10.12

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934. THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                       LICENSE AND DISTRIBUTION AGREEMENT

     This License and Distribution Agreement is entered into by and between Allen Systems Group, a Delaware corporation doing business at 1333 Third Avenue South, Naples, FL 34102 ("ASG"), and RadView Software, Ltd., an Israeli corporation with corporate headquarters located at 7 New England Executive Park, Burlington, Massachusetts 01803 ("RadView"), effective this 21st day of December 2004 (the "Effective Date").

     In consideration of the premises and mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged by each party, the parties hereby agree as follows:

1.   SCOPE OF AGREEMENT

     This Agreement shall set forth the terms and conditions pursuant to which ASG shall be authorized to market, distribute and support certain of RadView's products. This Agreement shall also set forth the terms and conditions pursuant to which ASG can purchase a license to certain extended rights with respect to the covered products.

2.   DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     2.1 ACCESS KEY. The term "Access Key" shall refer to a numeric or alphanumeric code (and not a physical object) which must be entered by an End User into a Product on the End User's computer in order to activate that Product for full licensed use.

     2.2 END USER. The term "End User" shall refer to a third party who licenses the Products for its own internal use and not for further distribution.

     2.3 END USER LICENSE AGREEMENT. The term "End User License Agreement" shall refer to a license agreement for the Products, including the Product Maintenance terms, pursuant to which ASG shall be authorized to distribute the Products as provided hereunder. When ASG enters into a written license agreement with an End User, ASG shall use a license agreement which incorporates in all material respects the terms set forth in Exhibit B1 hereto, including the special schedule of terms for the Products set forth in Exhibit B2 hereto. In those geographic areas where ASG sells software licenses solely via a purchase order, or to the United States Government pursuant to ASG's GSA schedule, then the Product license and maintenance terms shall be as set forth in RadView's Product click-wrap license (revised to reflect ASG as the licensor) included by RadView with the electronic version of the Product.


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     2.4    EXTENDED RIGHTS. The term "Extended Rights" shall refer to the continuing and additional rights ASG receives with respect to the Products upon ASG's exercise of the Option pursuant to the terms of Section 10 below.

     2.5 INCLUDES, INCLUDING. Except where followed directly by the word only, the words "includes" or "including" shall be construed as "includes, but is not limited to," and "including, but not limited to," respectively, it being the intention of the parties that any listing following thereafter is illustrative and not exclusive or exhaustive.

     2.6 NEW RELEASE. The term "New Release" shall refer to any new release specific to a Product and related documentation where (a) the primary purpose of which is to correct or provide a workaround for a Nonconformity, or (b) such release enhances or improves Product performance and/or functionality, or provides incremental functionality(ies) to an application, and which, in either event, is customarily provided at no additional cost to RadView customers who have contracted for support and maintenance services with respect to that Product. The term "New Release" shall also include any new modules added to a Product where such modules (a) have tightly integrated (at the source code level) functionality with the Product, or (b) are included in the Product for new licensees of RadView or provided to existing customers as an upgrade to the Product.

     2.7 NONCONFORMITY. The term, "Nonconformity," in a Product shall refer to a material nonconformance in the Product's performance as measured against RadView's published technical, operational and/or End User documentation for the Products.

     2.8 OPTION. The term, "Option," shall refer to the option granted to ASG to acquire Extended Rights with respect to the Products, as further described in
Section 10 below.

     2.9 PRODUCT. The term "Product" shall refer to the Products identified in Exhibit A hereto, as that Exhibit may be amended from time to time by written agreement of the parties (each such product and/or module, individually a "Product" and collectively, the "Products"). The term "Product" shall also be deemed to include New Releases, as these are delivered to ASG hereunder.

     2.10 PRODUCT MAINTENANCE. The term "Product Maintenance" shall refer to the technical and customer support services, including the distribution of New Releases, provided to End Users of the Products. Product Maintenance shall not be sold for terms of less than one (1) year in length.

     2.11 SALE, SELL, ETC. The words "sale," "sell" and similar words are used herein in the context of distribution of the Products to refer to the sale of a license to use a copy or configuration of a Product. The sale to a third party reseller or an End User of a copy of a Product is a license only and does not transfer any right, title, or interest in or to such Product to such reseller or End User.

3.   TERM; TERMINATION

     3.1 TERM. The term of this Agreement shall commence upon the Effective Date and shall continue for a period of two (2) years, unless terminated earlier pursuant to the provisions below (the date on which the Agreement expires or is terminated, the "Termination Date"). Exercise of the Option by ASG shall not affect the length of the Term.


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     3.2.   RENEWAL. Neither party shall be under any obligation to renew or extend the operation of this Agreement or to enter into any new agreement with the other party following the expiration of the Term. Notwithstanding any law to the contrary, neither party to this Agreement shall be liable to the other for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or other commitments relating to the business or goodwill of either party, by reason of a decision by such party not to renew this Agreement.

     3.3 TERMINATION FOR CAUSE. Either party may terminate this Agreement, and RadView may terminate the Extended Rights of ASG, at any time effective upon written notice of termination to the other party, in the event that such other party materially breaches its obligations hereunder and such material breach (a) continues uncured for a period of thirty (30) days after written notice of such breach from the party alleging the breach, and (b) remains uncured as of the date of any such notice of termination.

     3.4 EFFECTS OF TERMINATION OF AGREEMENT OR EXTENDED RIGHTS. Except as expressly set forth herein, following the Termination Date, ASG's right to market, distribute, sell, modify and support the Products hereunder shall immediately terminate; provided, however, that subject to ASG's compliance with all other terms and conditions of this Agreement and provided that the termination of the Agreement is not due to a material uncured breach by ASG, then for a period of two (2) years following the Termination Date, ASG may fulfill any support contracts entered into by ASG with End Users prior to the Termination Date. To be clear, the foregoing right shall expire two (2) years following the Termination Date whether or not the contractual obligations continue beyond the two (2) year period. In support of the foregoing right and for the same period, ASG may continue to use the Products solely for the purpose of providing technical support to End Users of the Products, including the manufacture and provision of new copies of the Product to replace defective copies, but exclusive of making modifications or enhancements to the Products. In no event shall ASG enter into a Product sale or Product Maintenance sale (including any Product Maintenance renewal) following the Termination Date unless ASG has exercised the Option and is operating under the terms of its Extended Rights. In the event of any termination of the Extended Rights, ASG's right to market, distribute, sell, modify and support the Products hereunder shall immediately terminate and ASG shall have no continuing rights with respect to the Products or any derivative work or new product(s) which ASG may have developed based on the Source Materials or the Products; provided however, that, except as may be expressly provided hereunder, and subject to ASG's obligations to protect the Confidential Information and pre-existing proprietary rights of RadView, ASG shall retain ownership rights to any code it creates, separate and apart from any RadView code (whether object code or source code), which it may have developed in order to enhance or add functionality to a Product and which is separable from the Product code. No termination or expiration of this Agreement or of the Extended Rights shall release ASG from its obligation to pay RadView any amounts which accrued prior to such termination or expiration or which accrue to RadView after the effective date of such expiration or termination.

     3.5 NO EFFECT ON END USERS. The rights of End Users are independent of this Agreement and will survive any termination of this Agreement; provided, however that such End User rights shall continue to be subject to and bound by the terms of the End User license agreement.

     3.6 SURVIVAL OF TERMS. Those terms which, by their nature, would be reasonably understood to survive any expiration or termination of this Agreement shall so survive, including Sections 1, 3, 5, 11, 12, 14 and 15 through 18. In the event ASG exercises the Option, then the terms and conditions governing the Extended Rights shall continue in full force and effect for the period that such Extended Rights are in effect.

4.   GRANT OF LICENSE RIGHTS

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     4.1    MANUFACTURING AND DISTRIBUTION OF PRODUCTS. Subject to the terms and conditions of this Agreement, RadView hereby grants to ASG the non-exclusive, worldwide, non-transferable right during the Term to produce, market, distribute, sell and support copies of each Product, in object code form only and without Access Keys, to End Users pursuant to an End User License Agreement. Marketing, distribution and sale of the Products under this grant is only authorized under ASG's own trade names; provided, however, that all copies of the Products created by ASG shall contain all RadView copyright, trademark and other proprietary notices where set forth in the applicable master version of each Product release delivered to ASG by RadView. The Products in Exhibit A hereto may be sold only in the configurations identified by RadView in the price lists provided to ASG by RadView from time to time, but may be bundled with other products or as stand-alones; provided, however, that in the event ASG is interested in selling the Products in configurations other than those reflected in the then current RadView price list, ASG shall notify RadView of such interest and RadView shall provide the applicable list prices for the new configuration; but provided further, however, that in no event shall ASG be authorized to 'break up' any Product for sale in separate product components without the prior written consent of RadView or unless ASG has exercised the Option. The grant of rights set forth in this Section 4.1 shall also include the right to distribute to properly licensed End Users (a) Access Keys generated by or through RadView and provided to ASG for such End Users hereunder, and (b) in the event ASG exercises the Option, then Access Keys generated by ASG. Such grant shall also include the right to use and reasonably adapt the Product marketing and End User materials which may be provided to ASG by RadView hereunder provided that no such adaptation shall alter in any material way the representations made in such materials with respect to the Products and /or with respect to RadView; and provided further that ASG shall be solely responsible for modifying, at its cost, any such documentation to reflect the rebranding of the Products.

     4.2 LICENSING OF END USERS. All Products sold by ASG hereunder shall be licensed pursuant to the End User License. The End User License shall not be modified in any way by ASG, at any time, even when ASG is operating under the Extended Rights, without the prior written consent of RadView; provided, however, that, the End User License may be modified by ASG as needed provided that it does not include additional terms which would materially alter, diminish, qualify or otherwise affect the terms in the End User License Agreement with respect to license restrictions, usage terms, confidential information, proprietary rights, RadView's rights as a third party beneficiary, and the exclusion of End User claims against RadView.

     4.3 ACCESS KEYS FOR ASG'S INTERNAL AND SALES USE. RadView will provide, at no charge to ASG, licenses and Access Keys for (a) five (5) copies of each Product for ASG's internal development and support purposes (in each case subject to a limitation of thirty (30) virtual clients on load testing products). RadView will also provide to ASG an Access Key generator pursuant to which ASG can generate an unlimited number of licenses for limited use, limited term, node-locked copies of the Products to be used solely by ASG sales, pre-sales and marketing personnel and solely for marketing, demonstration and pre-sales purposes (such limited use Products, collectively, the "Evaluation Suite(s)"). The Evaluation Suite Access Keys generated by ASG hereunder shall each remain active for a period of thirty (30) days following the date of generation. ASG shall be responsible, at its cost, for making the copies of the Products and/or Evaluation Suites for which licenses and Access Keys are provided pursuant to this section. Each Evaluation Suite shall include an evaluation click-wrap license, in all material respects with the content set forth in Exhibit B3 hereto, which shall govern the prospect's use of the evaluation copy. ASG shall maintain records as to where each copy of the Products and Evaluation Suite licensed under this subsection is installed and which persons are authorized to use the same and shall provide written certification to RadView detailing its usage of such Products and Evaluation Suites upon RadView's written request.

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     4.4    SUBDISTRIBUTORS. ASG will have the right to distribute the Products to End Users through ASG's authorized distributors and/or resellers provided that (a) such distributors and resellers have received the prior written approval of RadView which approval shall not be unreasonably withheld or delayed, and (b) ASG shall ensure that such distributors and resellers (i) comply in all material respects with the terms contained in this Agreement, and
(ii) are contractually bound to ASG to comply with distribution and usage terms consistent with or more restrictive than those set forth in this Agreement. In no event, shall either resellers or distributors have the right to produce, copy, support, modify, use or otherwise access the Products, or to distribute the Products to third parties other than to End Users through an End User License Agreement. The subdistribution rights granted hereunder shall not relieve ASG of any of its undertaking or commitments under this Agreement.

     4.5 MARKETING OF THE PRODUCTS. ASG may only market and distribute the Products under its own trade names and shall in no event be authorized to use the Product trade names used by RadView. Subject to the foregoing, ASG shall determine, in its sole discretion, the manner and method of marketing and distributing the Products, including marketing expenditures, advertising and promotion, packaging, channels of distribution and the suggested retail price or other pricing of the Products; provided, however, that such marketing and distribution shall be subject to and shall not violate any terms in this Agreement including those concerning Confidential Information and the proprietary rights of each party hereunder; and provided further, however, that any ASG sale of the Products shall be made only to an End User, only pursuant to an End User License Agreement and as authorized hereunder. Notwithstanding the foregoing, RadView, in its sole reasonable discretion, may, by written notice, require ASG to immediately cease publication and use of any trade names or marketing materials relating to the Products which (a) would be likely to cause market confusion with respect to the products distributed by RadView, (b) which contain misrepresentations with respect to the Products and/or RadView, or (c) which would damage the goodwill and/or reputation of RadView or RadView products. ASG shall be solely responsible for all costs associated with ASG's marketing and distribution of the Products.

     4.6 NO MODIFICATIONS OR DERIVATIVE WORKS. Except as expressly permitted by this Agreement relating to trademark notices, ASG shall not modify any Product or remove or alter any copyright or other proprietary notices or legends therefrom. ASG shall not disassemble, decompile or otherwise reverse engineer any portion of any Product except as expressly permitted by this Agreement. ASG shall not be entitled to prepare any derivative works of any Product that would constitute an infringement of RadView's intellectual property rights in the Products.

5.   THIRD PARTY OBLIGATIONS

     Until such time as ASG exercises the Option, RadView shall be solely responsible for third party royalties payable with respect to the Products purchased by ASG, including those associated with the Access Keys. In the event ASG exercises the Option, then, with respect to all sales entered into following the Option Exercise Date, ASG shall be solely responsible for obtaining, and for making all royalty and other payments associated with, and all rights and/or permissions necessary for (a) ASG's use of all third party technology contained in the Products (including Access Key management tools, encryption software and memory management components) or required in order to create, modify, enhance or otherwise develop the ASG version of the Products, and (b) ASG's continued marketing and distribution of the Products as contemplated by this Agreement. The third party suppliers contributing components or technology to the Products or the development of the Products as of the Effective Date are identified in Exhibit C hereto.

6.   DELIVERY OF PRODUCTS TO ASG

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     6.1    REBRANDING OF PRODUCTS. Following the Effective Date, and subject to the restrictions of Section 4.5 above, ASG shall deliver to RadView the software code, language and other information reasonably required by RadView to rebrand, consistent with the rebranding design and trade names designated by ASG, the End User interface screens including the Product splash screens and About/Help introductory screens. Each such screen shall also contain the applicable proprietary legends of RadView, in text form, where such notices are customarily placed. ASG shall be responsible for all design, design coding and related work associated with the rebranding, and for the costs related thereto, except that RadView shall be responsible solely for the costs associated with revising the Product code to effect the actual rebranding of the Products.

     6.2 INITIAL DELIVERY. Following the rebranding effected pursuant to the foregoing section, RadView shall deliver to ASG one (1) master copy of each Product, together with any technical documentation for the same reasonably required by ASG to support the Products, to the extent such documentation is then currently available without further effort by RadView.

     6.3 DELIVERY OF NEW RELEASES. RadView shall use commercially reasonable best efforts to deliver to ASG one (1) master copy of each New Release within two (2) weeks (and in any event, no later than one (1) month) following the delivery of such New Release to any RadView customer or reseller. Each delivery under this Section 6.3 shall also include any available technical documentation reasonably required by ASG to support the New Releases and any revised End User documentation applicable to the New Release; provided, however, that nothing in this section shall impose upon RadView the obligation to create any technical or End User documentation which it does not currently have or which it does not develop for its own business purposes; and provided further, however, that nothing in this section shall impose upon RadView any obligation to create and distribute New Releases to any one or more of the Products.

     6.4 DELIVERY OF ACCESS KEYS. Upon receipt of a valid Product purchase order, RadView will electronically deliver to ASG an Access Key for use with the Product, such delivery to occur promptly during normal business hours and in any event, within no more than two (2) business days following RadView's receipt of the order. The sale of a Product to ASG will be deemed complete upon RadView's delivery of the Access Key(s) associated with such sale to ASG. In the event that ASG meets certain volume levels, to be determined by RadView in its sole discretion, in ASG's sales of the Products, the parties will evaluate the feasibility of establishing a secure website or other electronic system through which ASG will be able to obtain Access Keys for properly licensed products automatically. Such website or electronic system would, as currently envisioned, upon entry by ASG of the ASG purchase order for the Products and the applicable machine identification numbers for the machines on which the Products will be installed, automatically deliver to ASG the authorized number of Access Keys.

     6.5 DELIVERY OF END-USER DOCUMENTATION AND MARKETING MATERIALS. RadView shall deliver to ASG, in electronic form, the current End User documentation for the Products, and RadView's current Product marketing materials. The electronic form of such documentation shall be in user-modifiable form such that ASG can modify the item for use consistent with this Agreement including Sections 4.1 and 4.5 above.

7.   PRODUCT MAINTENANCE; TRAINING

     7.1 PRODUCT MAINTENANCE. During the term of this Agreement, ASG shall be the exclusive provider of Product Maintenance to its End Users. RadView will have no obligation to provide any technical support directly to ASG End Users and ASG End Users shall be instructed to seek technical support on the Products solely from ASG. ASG shall also be responsible for distributing to, and supporting New Releases

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for, its End Users. RadView will provide back-up technical support to ASG on
Product issues which ASG cannot resolve; provided, however, that in the event ASG exercises the Option, then RadView's obligation to continue to provide such back-up support shall lapse ninety (90) days following the Option Exercise Date. It is intended by the parties that ASG shall seek back-up technical support primarily on Product defects or other technical problems, and not on End User operation issues. ASG shall designate two (2) persons, trained on the Products, who shall be authorized to contact RadView for back-up technical support.

     7.2 CORRECTIONS. As used herein, the term "Correction" shall mean a revision made to any specific version of any Product, including a patch or a workaround, which revised version or other computer software or procedure is prepared solely for the purpose of correcting Nonconformities in the Product. In the event that any Nonconformity is found in a current release of the Product, and such Nonconformity is brought to the attention of RadView (either as a result of RadView's internal testing processes or by notice from a RadView customer or by written notice from ASG), RadView shall address any such replicable Nonconformity with an effort commensurate with its severity and shall use commercially reasonable best efforts to remedy such Nonconformity in a timely manner, provided that RadView shall determine, in its sole discretion, to which specific version(s) of the Product such Corrections will be provided. In the event that ASG exercises the Option, RadView shall be obligated to deliver Corrections to ASG for a period of two (2) years following the Option Exercise Date solely with respect to the specific versions of New Releases of the Products provided to ASG in accordance with Section 7.3.

     7.3 NEW RELEASES. RadView shall deliver to ASG a master copy of each New Release on or about the date that such New Releases are delivered to RadView's own licensees; provided, however, that in the event ASG exercises the Option, then RadView's obligation to provide New Releases shall terminate six (6) months after the Option Exercise Date and RadView shall have no further obligation to deliver New Releases to ASG.

     7.4 TRAINING. At ASG's request and pursuant to a mutually agreeable schedule, RadView shall provide a two-day training session at ASG's premises at no charge. Upon reasonable request, RadView shall provide additional training at RadView's then-current rate for such services or, if RadView has not established such a rate, at a rate negotiated in good faith that is not inconsistent with market rates. ASG shall pay, or reimburse RadView for, the reasonable travel and related expenses, but not salaries, of RadView's personnel in connection with rendering training services at sites other than RadView's place of business, including those expenses associated with the initial two (2) days of complimentary training.

8.   PRESS RELEASE

     Promptly after the execution of this Agreement, the parties shall jointly prepare a press release announcing this Agreement and the relationship established hereunder. Without limiting the other matter that may be included, each party shall have the right to include its own company information of the kind that is customarily included in such press releases by public companies.

9.   ROYALTIES; PAYMENT TERMS

     9.1 PURCHASE PRICE TO ASG FOR PRODUCTS. The royalties payable with respect to each ASG sale of the Products and Product Maintenance to End Users shall be in an amount equal to the greater of (a) [*] of the actual price charged by ASG on each individual sale of Products and Product Maintenance, or
(b) where such sale is in an amount (i) equal to or less than US$100,000, [*] of the then current RadView list prices for the Products and Product Maintenance, or (ii) greater than US$100,000, [*] of the then current RadView list prices

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for the Products and Product Maintenance. RadView shall provide ASG with a copy of the current list pricing for the Products and Product Maintenance. Promptly following the Effective Date, RadView shall provide ASG with at least sixty (60) days prior written notice of any changes to its list prices for the Products or for Product Maintenance, provided that any quotes ASG has made to potential End Users prior to ASG's receipt of the notice of any increase in list prices shall be valid for a period not to exceed the lesser of (a) the actual notice period for the price change, or (b) the period of ninety (90) days following the date on which notice of the price change was delivered to ASG.

     9.2 PAYMENT TERMS. RadView shall invoice ASG for the royalty on each Product sale and the associated Product Maintenance following RadView's delivery of the applicable Access Key(s) associated with such sales; such invoices shall be due and payable within sixty (60) days following the end of the month in which the sale occurred. Royalty payments for add-on Product sales and for Product Maintenance renewals shall be made in accordance with the provisions of
Section 9.5 below. Invoices for any other fees which may be payable hereunder shall be due and payable within thirty (30) days of invoice date. All amounts to be paid under this Agreement shall be determined and paid in U.S. Dollars and shall be deemed to be payable in the United States. In the event that RadView desires to have any payment from ASG paid to any party outside the United States, RadView shall be solely responsible for any withholding or transfer tax or other tax, tariff or levy imposed by the United States or any other taxing authority on such payment. Except as expressly provided for herein, all royalty payments made hereunder, and payment of the Option price, are non-refundable.

     9.3 ROYALTY FEES APPLICABLE UPON EXERCISE OF OPTION. In the event that ASG exercises the Option, ASG shall pay Product and Product Maintenance royalties to RadView pursuant to the revised royalty schedule set forth in
Section 10.

     9.4 REVENUE FORECASTS. ASG shall deliver to RadView, within thirty (30) days following the Effective Date, a written Product sales plan setting forth the quarterly revenues ASG expects to generate from sales of the Products during the first year of the Term based on calendar quarters. Such plan shall be updated quarterly, upon the request of RadView, and the update delivered to RadView, within thirty (30) days following the close of each calendar quarter.

     9.5 QUARTERLY REPORTS. During the Term and for so long as ASG continues to exercise its Extended Rights, as applicable, ASG shall deliver the following quarterly reports and payments to RadView. Within ten (10) days following the close of each calendar quarter, or partial quarter as the case may be, ASG will deliver to RadView (a) a royalty report specifying the fees charged to each End User for the Products and Product Maintenance (including renewals) sold during such quarterly period and the corresponding royalties due thereon, and (b) payment in full of the royalty amounts due as reflected in the royalty report and which have not already been paid by ASG pursuant to the terms herein. RadView shall be entitled to audit at its expense, on a reasonable basis, ASG distribution of the Products and ASG's fulfillment of its royalty obligations to ensure compliance with the terms of this Agreement; provided, however, that in the event the audit reveals an underpayment by ASG in an amount equal to or greater than five percent (5%) of the amounts payable to RadView for the audited period, then ASG shall be responsible for the reasonable costs of such audit. ASG shall also provide RadView, upon RadView's written request (which shall not be made more than once in any six (6) month period), with a written certification signed by an authorized representative of ASG confirming ASG's compliance with the license and royalty requirements of this Agreement.

     9.6 ASG TO DETERMINE ITS OWN RESALE PRICES. ASG shall determine its own resale prices for each Product unilaterally and in its sole discretion; provided, however, that ASG may not discount the pricing

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offered for the Products or Product Maintenance with respect to any sale by more than the discount applied to ASG's own products for the same sale. Each party understands that neither RadView nor any employee or representative of RadView may give any special treatment, whether favorable or unfavorable, to ASG as a result of ASG's pricing decisions.

     9.7 EVALUATION COPIES. ASG may, in its sole discretion, distribute Product evaluation copies to End Users, pursuant to the provisions of Section
4.3 above, at no charge, for the purpose of demonstrating the Product or for other promotional purposes; provided, however, that broad-based or mass distribution of evaluation copies is prohibited. ASG may, with the prior written approval of RadView, customize an evaluation copy for a customer specific proposal on a case-by-case basis.

     9.8 NO OBLIGATION TO DISTRIBUTE OR CONTINUE DISTRIBUTING. RadView acknowledges that (a) there is no assurance that any market opportunity for the Products, or any of them, will exist in the future for ASG at a commercially reasonable level, as determined by ASG, in its sole discretion; and (b) that ASG shall have no obligation to distribute or to continue distributing the Products, or any of them, and the determination whether or not to distribute or to continue distributing any or all of the Products, for any reason whatsoever, shall be made by ASG in its sole discretion.

     9.9 EXPENSES. Except as expressly set forth herein, each party shall bear all expenses incurred by such party in connection with its performance hereunder. In no event shall either party incur any expense whatsoever on behalf of the other party without first having received written authorization from such other party unless otherwise expressly provided for herein.

10.  ASG OPTION TO ACQUIRE EXTENDED RIGHTS

     10.1. OPTION; EXERCISE. ASG shall have the option to acquire from RadView a perpetual (subject to the termination provisions set forth in this section and in Section 3 above) license to certain extended rights in the Products, on the terms and conditions set forth in this Section 10 (the "Option"). The Option may be exercised at any time during the six (6)-month period commencing on the Effective Date (the date on which ASG effects an exercise of the Option pursuant to the provisions below, the "Option Exercise Date"). The Option exercise price is US$2,500,000 and shall be payable in two equal installments of US$1,250,000, the first of which shall be due and payable upon the Option Exercise Date and the second of which shall be due and payable upon the first anniversary of the Option Exercise Date. To effectively exercise the Option, ASG shall, during the Option period, deliver written notice to RadView of its decision to exercise the Option, and deliver to RadView the first installment (US$1,250,000) of the Option price. Failure by ASG to exercise the Option in a timely fashion shall result in the forfeiture of the Option. Failure by ASG to timely remit to RadView the second installment of the Option price within five (5) business days after ASG's receipt of notice from Radview of ASG's failure to make payment of such installment shall result in the immediate and automatic forfeiture of the Extended Rights which ASG enjoyed following the Option Exercise Date; provided, however, that any such forfeiture shall not abrogate ASG's obligation to deliver the second Option payment. RadView shall use commercially reasonable efforts to deliver a reminder to ASG of its obligation to make the second installment prior to the date such installment payment is due; it being agreed, however, that any failure by RadView to deliver such reminder shall not modify, qualify, diminish or otherwise alter ASG's obligation to make a timely payment of the second installment hereunder or the automatic forfeiture of rights in the event such payment is not timely made.

     10.2 ROYALTY PAYMENTS TO RADVIEW UPON EXERCISE OF OPTION. In the event that ASG exercises the Option, then in addition to the Option price, ASG shall continue to pay to RadView a royalty on all sales of the

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Products and Product Maintenance made by ASG during the twenty-four (24) month period commencing upon the Option Exercise Date. Such royalty shall be an amount equal to the greater of (a) [*] of the actual price charged by ASG on each individual sale of Products and Product Maintenance, or (b) where such sale is in an amount (i) equal to or less than US$100,000, [*] of the then current RadView list prices for the Products and Product Maintenance, or (ii) greater than US$100,000, [*] of the then current RadView list prices for the Products and Product Maintenance. Royalty and other payments due during such twenty-four
(24) month period shall be made pursuant to the applicable terms set forth in
Section 9 above; RadView's audit rights, as provided in Section 9.5, shall also continue through such twenty-four (24) month period.

     10.3 DELIVERY OF SOURCE MATERIALS UPON EXERCISE OF OPTION. Promptly following the Option Exercise Date, RadView shall provide to ASG copies of all Source Materials for all versions of the Products distributed by ASG during the period commencing on the Effective Date and continuing through the Option Exercise Date. For purposes of this Section 10, the term "Source Materials" shall refer to all existing and available source code, including related reference files, resource files, and "include" files reasonably necessary to compile the source code into machine executable form used in, or used in the preparation of, each Product or the associated Access Keys, detailed compile and link instructions, detailed packaging instructions for initial End User delivery, a list of known product defects and bugs to the extent current and open as of the Option Exercise Date, and product specifications and design documents for any versions of the Products current as of the Effective Date or released thereafter but prior to the Option Exercise Date; provided, however that nothing in this Section 10.3 shall be construed to require RadView to develop new or additional materials but rather, the term "Source Materials" shall refer to all materials in the aforedescribed categories to the extent they are available as of the Option exercise date; and provided further, that the term Source Materials shall not refer to any source code or source code documentation for third party products.

     10.4 SOURCE CODE LICENSE. Upon ASG's proper exercise of the Option pursuant to the terms in Section 10.1 above, ASG shall be granted, and RadView does hereby grant to ASG contingent upon such proper exercise, a Source Code license to use the Source Materials solely in support and furtherance of the license grant set forth in this Section 10 and in Sections 4.1, 4.4 and 4.5 above, subject to the applicable terms in this Agreement. The Source Materials shall be considered of the highest confidentiality to RadView and in no event shall be disclosed, directly or indirectly, to any third party, without RadView's prior written consent which consent RadView may withhold in its sole discretion.

     10.5 ENGINEERING ASSISTANCE. Following the Option Exercise Date, ASG shall have the right to send, at ASG's sole expense, up to two (2) ASG engineers to RadView's Research and Development site in Tel Aviv, Israel, for a period not to exceed two (2) consecutive weeks, for the purpose of receiving training on, and a knowledge transfer with respect to, the Source Materials. Such engineering assistance shall be provided by a qualified RadView engineer whose support to the ASG engineers shall be invoiced to ASG on a time and materials basis. The two (2) week period of training referenced above must commence within thirty
(30) days following the Option Exercise Date. The applicable rate for the RadView engineer(s) shall be US$150/hour. Except as provided herein, each party shall otherwise bear its own costs and expenses with respect to the engineering assistance which may be provided hereunder.

     10.6 CONTINUING RIGHTS AND OBLIGATIONS. Following the Option Exercise Date, all rights granted by RadView to ASG pursuant to Sections 4.1, 4.4 and 4.5 shall become perpetual and irrevocable subject to the applicable terms of this Agreement including RadView's right to terminate this Agreement and the Extended Rights, for cause pursuant to the terms set forth in Section 3 above, or ASG's forfeiture of its Extended Rights pursuant to the terms of this section. Such right to terminate shall continue following any expiration of the

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Term and for so long as ASG is exercising the Extended Rights. However, with the exception of those obligations of RadView expressly set forth in this Section 10 or which would survive termination of this Agreement (as provided under Section
3 above), RadView shall have no further liability or obligation to ASG hereunder following the expiration of the Term.

     10.7 SECTION 4.6 DEEMED STRICKEN. Following the Option Exercise Date, the restrictions set forth under Section 4.6 shall be suspended for a period of one
(1) year, pending ASG's timely payment to RadView of the second Option installment (US$1,250,000) due at the expiration of such one (1) year period. Upon ASG's timely payment to RadView of the second Option installment, the provisions of Section 4.6 shall be deemed stricken from this Agreement and of no further force and effect; provided, however, that any derivative work or new product developed by ASG based on the Products and/or the Source Materials shall be deemed a Product for purposes of this Agreement, including for purposes of calculating the royalties due to RadView hereunder. For purposes of calculating the applicable royalty on such derivative works or new products, the RadView "list price" for such products shall be the RadView then current list price for the RadView product closest in functionality to the derivative work or new product. To be clear, following the Option Exercise Date, ASG shall have the right to modify, prepare derivative works of, or prepare new works based on the Products and/or the Source Materials; provided, however, that any derivative product created by ASG shall not diminish or otherwise affect RadView's pre-existing rights in its Products; and provided further, however, that in the event RadView independently develops derivative software similar to that developed by ASG, RadView's development shall not be subject to any intellectual property infringement claim by ASG. Notwithstanding the foregoing, in the event that ASG fails to timely make the second installment of the Option price, (a)
Section 4.6 shall be reinstated in full, (b) ASG's right to continue marketing or selling any derivative works or new products it may have made pursuant to the terms of this Section shall immediately cease, (c) ASG shall forfeit all rights in and to such derivative works or new products, and (d) all right and title to such derivative or new products shall automatically be assigned, in full and irrevocably, to RadView.

11.  CONFIDENTIAL INFORMATION

     11.1 CONFIDENTIAL INFORMATION. For purposes of this Agreement, the term "Confidential Information" shall refer to any information or material which is proprietary to the disclosing party and shall include, whether or not designated as such (a) the internal business, financial and marketing information of either party, (b) the Product code and its technical documentation (including, without limitation, the architecture, conceptual logic, know-how and other intellectual property embodied in the Products and/or documentation, and made accessible to ASG hereunder), (c) Product End User and training documentation, (d) the pricing and royalty terms set forth in this Agreement, and (e) any other material or information received from the other party and which is designated as "Confidential" or "Proprietary", or which, under the circumstances surrounding disclosure, ought to be recognized as the confidential or proprietary material of the disclosing party. Confidential Information also includes any information that the disclosing party obtains from any third party that the disclosing party treats as proprietary or designates as Confidential Information, whether or not owned by the disclosing party. Confidential Information does not include the following: (i) information which is known by the receiving party at the time of receipt from the disclosing party which is not subject to any other nondisclosure agreement between the parties; (ii) information which is now, or which hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later published or generally disclosed to the public by the disclosing party; or (iii) information which is otherwise lawfully developed by the receiving party without access to the disclosing party's Confidential Information, or lawfully acquired from a third party without any obligation of confidentiality.

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     11.2   NO DISCLOSURE. During the term of this Agreement and thereafter, the receiving party agrees to hold in confidence and not to disclose or reveal to any third party any Confidential Information disclosed hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party; provided however, that RadView shall be entitled to disclose such information and materials as may be required of it as the result of its status as a publicly traded company and ASG shall be entitled to disclose such information to its senior lenders under its then existing credit agreement provided that such senior lenders agree to be bound, in writing, by the terms protecting Confidential Information hereunder or are already otherwise bound in writing to protect such information on terms at least as restrictive as those set forth herein. The receiving party further agrees not to use or disclose any of the Confidential Information for any purpose, at any time, other than for the limited purpose(s) for which the disclosure was made as contemplated by this Agreement. In the event that either party is directed to disclose any portion of any Confidential Information of the other party or any other materials proprietary to the other party in conjunction with a judicial proceeding or arbitration, the party so directed shall immediately notify the other party both orally and in writing. Each party agrees to provide the other with reasonable cooperation and assistance in obtaining a suitable protective order and in taking any other steps to preserve confidentiality.

12.  OWNERSHIP

     12.1 PRODUCTS. As between RadView and ASG, all right, title and interest in and to, and ownership of, each Product, including all intellectual property and trademarks related thereto, shall remain at all times exclusively in RadView. With the exception of the express rights granted hereunder, ASG shall not acquire any right, title, or interest therein. In no event shall any term in this Agreement be construed as transferring any ownership rights to the Products or any intellectual property incorporated therein or associated therewith, to ASG. ASG is not licensed to use the Products internally, for its own business purposes, nor for any purposes whatsoever except as may be expressly authorized under the terms of this Agreement. Except as may be expressly authorized pursuant to a grant above, ASG shall not sublicense, distribute, deliver, disclose or otherwise provide to a third party the Product or any portion thereof and any unauthorized attempt to assign, sublicense or grant other rights to the Product to a third party shall be null and void.

     12.2 MODIFICATIONS TO PRODUCTS; OTHER MATTER PREPARED BY ASG. As between RadView and ASG, but subject to RadView's exclusive ownership rights in the Products and RadView's rights under Section 10.7, all right, title and interest in and to, and ownership of, any modifications to any Products or Product materials made by ASG in accordance with this Agreement, shall remain at all times exclusively in ASG, and RadView shall not acquire any right, title, or interest therein; provided, however, that any derivative work or new product created by ASG based on the Products or the Source Materials shall not diminish or otherwise affect RadView's pre-existing rights in its Products, Source Materials or documentation; and provided further, however, that in the event either RadView or ASG independently develops derivative software or documentation similar to that developed by the other party, RadView's or ASG's development shall not be subject to any intellectual property infringement claim by the other party.

     12.3 PRODUCT PACKAGING AND MARKETING MATERIALS. Except for RadView's pre-existing rights in the Products themselves and any other materials, including documentation, delivered by RadView hereunder, ASG shall own all components of the Product packaging and marketing materials developed by ASG or by a third party on ASG's behalf.

     12.4 PRODUCT NAME. ASG shall determine, in its sole discretion subject to the limitations set forth in Section 4.5, the name under which each Product will be marketed (the "Product Name"); provided that the foregoing shall not be construed as permitting ASG to adopt a product name that would infringe or in any way

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                                      -12-
be similar to or based on any trademark or trade name of RadView's. Subject to the foregoing, ASG shall own all right, title and interest in and to the Product Name and goodwill related thereto, including, but not limited to, copyright and trademark rights. RadView shall not have any right to use such Product Name, notwithstanding any expiration or termination of this Agreement or the Extended Rights, or any other circumstance pursuant to which ASG ceases to market the Products.

     12.5 TRADEMARKS. Nothing in this Agreement shall be construed as granting either party a license to use any trademark, service mark, trade name, logo, designation or other identifier of the other party at any time during or after the term of this Agreement without the prior written consent of the other party.

13.  REPRESENTATIONS AND WARRANTIES

     13.1 NOT APPLICABLE TO MODIFICATIONS BY ASG. No representation or warranty made by RadView in this Section shall apply to any matter which is caused by (a) any modification of any Product by ASG or by any third party contractor of ASG and which would not exist but for such modification(s), or (b) any service performed by ASG other than in accordance with the specific directions and authorization of RadView.

     13.2 FULL AUTHORITY. RadView hereby warrants and represents that it is capable of performing its obligations hereunder and has the full right, power, and authority to enter into and perform this Agreement and to grant to and vest in ASG all rights herein set forth, free and clear of any third party claims, rights, and obligations. ASG hereby warrants and represents that it is capable of performing its obligations hereunder and has the full right, power, and authority to enter into and perform this Agreement.

     13.3 PRODUCT OPERATION. RadView warrants that the Products (exclusive of New Releases), and each of them, will, upon their initial delivery to ASG be free from any material Nonconformities, and will operate and run substantially in conformance with the specifications and the End User documentation for the particular Product for a period of ninety (90) days following the initial delivery of the Product to ASG. Should any Nonconformity be detected by ASG and reported to RadView by ASG during such period, then provided that the Nonconformity is replicable and ASG provides to RadView the information and assistance reasonably required by RadView to recreate the Nonconformity and the circumstances of its occurrence, RadView shall address any such replicable Nonconformity with an effort commensurate with its severity and shall use commercially reasonable best efforts to prepare and deliver to ASG, at no charge to ASG, a Correction within a reasonable period of time, as evaluated based on the severity of the Nonconformity and the sufficiency of interim or partial remedies which might be available pending a final cure of the Nonconformity; provided, however, that in the event RadView is unable to deliver to ASG a Correction within a reasonably period of time, RadView will notify ASG of its inability to provide the Correction, terminate the licenses with respect to such non-conforming Product, accept return of all copies of the non-conforming Product delivered to ASG and all copies of such Product previously sold to End Users, and refund to ASG the royalties paid by ASG with respect to the returned copies of the non-conforming Product sold to End Users prior to RadView's delivery of the notice to ASG. Notwithstanding the foregoing, RadView shall not be responsible for Nonconformities that result from any modification of a Product not made or authorized by RadView. With respect to New Releases, RadView shall offer the same warranty during the ninety (90) day period following the initial delivery of such New Release to ASG; the applicable refund with respect to a non-conforming New Release delivered to an End User (a) shall be the Maintenance royalty fee paid with respect to the applicable End User for the Maintenance term during which the New Release was delivered (provided that where the Maintenance term was more than one (1) year in length, the Maintenance fee royalty refund shall be limited to the prorated portion of the Maintenance fee royalty which reflects one (1) year of the term). SUBJECT TO THE FOREGOING, RADVIEW DOES NOT WARRANT THAT THE PRODUCTS WILL PERFORM ERROR FREE OR

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WITHOUT INTERRUPTIONS, NOR DOES RADVIEW WARRANT THAT THE SOFTWARE WILL MEET
ASG'S REQUIRMENTS OR THE REQUIREMENTS OF ASG'S END USERS. Except as expressly provided for in this Section 13.3, ASG agrees to bear the entire risk as to the adequacy and performance of the products. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 13.3, RADVIEW DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS AND USER DOCUMENTATION INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILTY AND FITNESS FOR A PARTICULAR PURPOSE, OR THOSE ARISING FROM THE COURSE OF DEALING BETWEEN THE PARTIES OE USAGE OF TRADE. This Section 13.3 sets forth ASG's exclusive remedy and RadView's sole responsibility in the event of a Product Nonconformity. This warranty is made solely to ASG, and ASG acknowledges and agrees that RadView extends no warranties of any sort or nature to or by any third party, including any End User, or with respect to any third party product or service not licensed and provided by RadView hereunder. Any Nonconformities which may be identified in subsequent versions or releases of the Products shall be addressed pursuant to the provisions of Section 7.2 above.

14.  INTELLECTUAL PROPERTY WARRANTY

     RadView warrants that the Products, or any of them, do not infringe a third party intellectual property right and that RadView has the right to grant the licenses granted hereunder. ASG agrees that RadView's and its vendors' entire liability and ASG's sole and exclusive remedy for breach of the foregoing intellectual property warranty and for the comparable warranty and representation set forth in Section 13.2 above, shall be as set forth in Section 15 below.

15.  INDEMNITIES

     15.1   INDEMNIFICATION OF ASG BY RADVIEW. Subject to the terms of this
Section 15.1, RadView shall indemnify and hold ASG harmless from and with respect to any loss or damage (including reasonable attorneys' fees and costs), arising out of or relating to any claim, demand, suit or proceeding brought by a third party against ASG solely insofar as such claim, demand, suit or proceeding shall be based upon a claim by such third party alleging facts or circumstances that, if true, would constitute a breach of the intellectual property warranty set forth in Section 14 above. ASG shall give RadView prompt written notice and control over the defense (and settlement as applicable) of any such claim and shall provide RadView such reasonable cooperation and assistance as RadView may request from time to time. ASG shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing; ASG shall also have the sole responsibility to defend, at its expense, any claims that might be brought in conjunction or association with an indemnifiable claim but which are not, themselves, indemnifiable. RadView shall pay any damages and costs ruled against ASG (or paid or payable by ASG pursuant to a settlement agreement, provided that RadView will not enter into any settlement which includes an admission of guilt or which imposes a liability or obligation on ASG without the prior written consent of ASG which shall not be unreasonably withheld or delayed) in connection with such a claim, demand, suit or proceeding. ASG shall permit RadView to control such litigation. The commencement of any litigation covered by this Section 15.1 shall not affect ASG's obligation to pay Product and Product Maintenance royalties that may accrue to RadView hereunder. If a final injunction is obtained against ASG's distribution of a Product due to a breach of the intellectual property warranty set forth above, or if, in RadView's sole judgment, it would be cost effective to do so, then RadView may, at its option and expense, (a) procure for ASG the right to continue distributing such Product, (b) replace or modify the Product so that it is no longer infringing but continues to provide comparable functionality, or (c) repossess all copies of the infringing Product in Customer's possession or sold to End Users, terminate all licenses to the same, and reimburse ASG,

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on an amortized basis, for the royalty fees paid with respect to such Product
(such amortization calculated on a five year straight line amortization rate commencing as of the date the royalty was paid).

     15.2   INDEMNIFICATION OF RADVIEW BY ASG. Subject to the terms of this
Section 15.2, ASG shall indemnify and hold RadView harmless from and with respect to any loss or damage (including reasonable attorneys' fees and costs), arising out of or relating to any claim, demand, suit or proceeding brought by a third party against RadView solely insofar as such claim, demand, suit or proceeding shall be based upon a claim by such third party: (i) alleging facts or circumstances that, if true, would constitute a breach of any license rights granted to ASG by RadView; (ii) that a Product, or any version thereof, is defective as the result of any modification to, or Product version or derivative work, made or authorized by ASG but not made or authorized by RadView; (iii) that any Product documentation, including marketing materials, made or authorized by ASG or its authorized resellers or distributors, contains false, misleading or otherwise actionable representations that were not expressly authorized by RadView, in writing, (iv) that a new product or derivative work developed by ASG based on the Source Materials or a Product is defective or infringing of a third party right but only to the extent that the infringement is not in the Source Materials or the Product but is attributable to the work of ASG. RadView shall give ASG prompt written notice of any such claim and shall provide ASG such reasonable cooperation and assistance as ASG may request from time to time in the defense thereof. RadView shall have the right, but not the obligation, to participate in such litigation or proceeding at its sole expense through counsel of its own choosing. RadView shall also have the sole responsibility to defend, at its expense, any claims that might be brought in conjunction or association with an indemnifiable claim but which are not, themselves, indemnifiable. ASG shall pay any damages and costs assessed against RadView (or paid or payable by RadView pursuant to a settlement agreement, provided that ASG will not enter into any settlement which includes an admission of guilt or which imposes a liability or obligation on RadView without the prior written consent of RadView which shall not be unreasonably withheld or delayed) in connection with such a claim, demand, suit or proceeding. RadView shall permit ASG to control such litigation.

16.  LIMITATION OF LIABILITY AND EXCLUSION OF CONSEQUENTIAL DAMAGES

     WITH THE EXCEPTION OF RADVIEW'S BREACH OF SECTION 14 (INTELLECTUAL PROPERTY WARRANTY), EITHER PARTY'S MATERIAL BREACH OF SECTION 11 (CONFIDENTIAL INFORMATION) (TO THE EXTENT SUCH BREACH WAS WILLFUL, GROSSLY NEGLIGENT OR RECKLESS), EACH PARTY'S OBLIGATIONS UNDER SECTION 15 (INDEMNITIES), A MATERIAL UNCURED BREACH BY ASG OF SECTION 4 (LICENSE TERMS), OR A MATERIAL UNCURED BREACH OF THE LICENSE TERMS RELATING TO THE SOURCE MATERIALS BY ASG, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR (1) INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR (2) ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA, REVENUES, BUSINESS OR PROFITS, OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, IN EITHER EVENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR THE PERFORMANCE OR NON-PERFORMANCE OF EITHER PARTY HEREUNDER, OR THE PRODUCTS OR SERVICES PROVIDED BY OR THROUGH RADVIEW HEREUNDER, EVEN IF THE WARRANTY REMEDY FAILS IN ITS ESSENTIAL PURPOSE AND EVEN IF SUCH PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY AGREES THAT THE OTHER PARTY'S LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR RELATING TO ANY SERVICE OR PRODUCT PROVIDED HEREUNDER SHALL, WITH THE EXCEPTION OF EITHER PARTY'S BREACH OF SECTION 11 (CONFIDENTIAL INFORMATION) (TO THE EXTENT SUCH BREACH WAS WILLFUL, GROSSLY NEGLIGENT OR RECKLESS), EACH PARTY'S OBLIGATIONS UNDER SECTION 15 (INDEMNITIES), A MATERIAL UNCURED BREACH BY ASG OF SECTION 4

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(LICENSE TERMS), OR A MATERIAL BREACH OF THE LICENSE TERMS RELATING TO THE
SOURCE MATERIALS BY ASG, BE LIMITED SOLELY TO THE FIRST PARTY'S DIRECT DAMAGES. RADVIEW EXPRESSLY DISCLAIMS, AND ASG AGREES, THAT RADVIEW SHALL HAVE NO LIABILITY OF ANY KIND FOR ANY THIRD PARTY PRODUCT OR SERVICE NOT PROVIDED BY RADVIEW HEREUNDER. Any claim made under or in connection with this Agreement and/or the Products or Services provided hereunder shall be made within one (1) year from the date on which the claiming party first had notice of the facts giving rise to the claim.

17.  NOTICES

     Notice to either party to this Agreement shall be deemed received on the day of delivery if delivered, with confirmation of receipt, by electronic facsimile, by courier or by hand during normal business hours, and the following day if delivered after normal business hours. Delivery of all notices shall be made to the following persons at the respective addresses of the parties first set forth above: for RadView, to the attention of its Chief Financial Officer (fax. number (781) 238-8875); for Customer, to the attention of General Counsel (fax. number 239-263-3692).

18.  MISCELLANEOUS

     18.1 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between ASG and RadView with respect to the subject matter hereof, all of which are merged herein. Notwithstanding the foregoing, the parties understand and agree that any confidentiality agreements between the parties are separate from this Agreement, and, except as may be expressly stated herein, nothing contained in this Agreement shall be construed as affecting the rights or obligations of either party set forth in any such agreement. It is expressly understood and agreed that no employee, agent or other representative of either party has any authority to bind such party with regard to any statement, representation, warranty, or other expression unless the same is specifically set forth or incorporated by reference herein. It is further acknowledged and agreed that no usage of trade or custom and practice within the industry, and no regular practice or method of dealing between the parties hereto, shall be used to modify, supplement or alter in any manner the terms of this Agreement or any part hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by an officer of RadView and an officer of ASG.

     18.2 INDEPENDENT PARTIES. Nothing contained herein shall be deemed to create or construed as creating a joint venture or partnership between ASG and RadView. Neither party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner. Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing hereinbefore or hereinafter set forth shall be construed so as to confer upon any third party or entity other than the parties hereto a right of action under this Agreement or in any manner whatsoever.

     18.3 WAIVER. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

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     18.4   AMENDMENTS. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto in accordance with the other terms of this Agreement regarding modifications.

     18.5 SEVERABILITY OF PROVISIONS. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms.

     18.6 ASSIGNMENT. Neither party shall have the right to, and each party covenants that it will not, assign or transfer this Agreement or any of its rights, duties or obligations hereunder, and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of the other party, which consent may be granted or withheld by such other party in its sole discretion, except that either party shall have the right to assign or transfer this Agreement or any interest herein (including rights and duties of performance) to any entity: (i) which owns more than fifty percent (50%) of such party's issued and outstanding capital stock or voting interest; (ii) in which such party owns more than fifty percent (50%) of the issued and outstanding capital stock or voting interest; (iii) which acquires all or substantially all of such party's operating assets, or (iv) into which such party is merged or reorganized pursuant to any plan of merger or reorganization. Any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, ASG shall be able to assign its rights under this Agreement to its senior lenders under its then existing credit agreement provided that such credit agreement shall not be construed to in any way alter, diminish, qualify or otherwise change the terms of this Agreement and the rights and obligations of the parties hereunder. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective legal successors and permitted assigns.

     18.7 CHOICE OF LAW; FORUM AND JURISDICTION. This Agreement was entered into in the State of Delaware, and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the State of Delaware applicable to contracts entered into and performed entirely within the State of Delaware and by applicable federal law, with the exception of Delaware's choice-of-law provisions. The parties agree that the exclusive venue for any claims brought hereunder shall be in or around Boston, Massachusetts, and both parties hereby consent and submit to personal jurisdiction of Massachusetts. The parties further agree that all disputes, claims or controversies arising out of or relating to this Agreement, whether based on facts occurring before, during or after the term of this Agreement, that are not resolved by the parties' good faith attempt to negotiate a resolution shall be submitted to final and binding arbitration before the American Arbitration Association ("AAA") (or another entity agreed upon by the parties), pursuant to the United States Arbitration Act, 9 U.S.C. Section 1, et. seq.; provided, however, that nothing herein shall prevent either party from seeking injunctive relief in a court of law or other administrative forum with respect to violations of the terms of Section 11 (Confidential Information) above or ASG's misuse of the Source Materials. The arbitration will be conducted in accordance with the provisions of AAA's (or other agreed upon entity's) rules and procedures in effect at the time of the filing of the demand for arbitration. The parties will cooperate with AAA (or other agreed upon entity) and each other in selecting a single arbitrator who shall be a former judge or justice with substantial experience in resolving business disputes with particular experience in resolving disputes involving computer software. The arbitrator shall have the power to award costs and attorneys' fees to the prevailing party. In the absence of such an award, the cost of arbitration will be shared equally by the parties and each party shall bear its own expenses. The provisions of this section may be enforced by any court of competent jurisdiction. The arbitrator shall not be empowered to award damages in excess of, or inconsistent with, the liability limitations contained in this Agreement. The parties mutually and voluntarily agree that the United Nations Convention on Contracts for the International Sale of Goods shall not

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                                      -17-
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apply to transactions covered by this Agreement. Customer agrees not to permit the delivery of the Software in violation of any applicable United States or Canadian export control laws, restrictions and regulations relating to the distribution of technical information and software, as they exist from time to time, including, without limitation, those promulgated by the United States Department of Commerce.

     18.8 ATTORNEYS' FEES. In the event any litigation or other proceeding is brought by either party arising out of or relating to this Agreement, the prevailing party in such litigation or other proceeding shall be entitled to recover from the other party all costs, attorneys' fees and other expenses incurred by such prevailing party in such litigation or proceeding.

     18.9 FORCE MAJEURE. Neither party shall be deemed in default if its performance or obligations hereunder are delayed or become impossible or impractical by reason of any act of God, war, fire, earthquake, labor dispute, accident, civil commotion, epidemic, act of government or government agency or officers, or any other cause beyond such party's control.

     18.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     18.11 NO HIRE. Subject to any limitations of applicable law, for the Term (as that may be renewed and/or extended by agreement of the parties), and for a three (3) year period thereafter, neither party may solicit for employment or employ, directly or indirectly, without the prior written consent of the other party, any employee or former employee of the other party who has acted, at any point during the Term, as an executive, sales representative, pre-sales professional, product manager, technical support person, software engineer, software architect or like position with technical know-how and skills relating to the Products unless such employee or former employee has left the employment of the other party at least six (6) months prior to the date of any such solicitation or hiring.

     18.12 NO UNANNOUNCED MODIFICATIONS TO SIGNATURE DOCUMENTS. By signing and delivering this Agreement and/or any schedule, exhibit, amendment, or addendum thereto, each party will be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party's attention in writing (e.g., by "redlining" the document or by a comment memo or email).

     EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY AND REMEDY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND IN THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.


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                                      -18-
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ALLEN  SYSTEMS GROUP, INC.                RADVIEW SOFTWARE, LTD.


By:     /s/ ARTHUR L. ALLEN               By:     /s/ ILAN KINREICH
   -----------------------------------       -----------------------------------

Name:   Arthur L. Allen                   Name:   Ilan Kinreich
     ---------------------------------         ---------------------------------

Title:  President and CEO                 Title:  President and CEO
      --------------------------------          --------------------------------

Date:                                     Date:
     ---------------------------------          --------------------------------

EXHIBITS:

     A.  PRODUCTS
     B.  END USER LICENSE; EVALUATION LICENSE
     C.  THIRD PARTY COMPONENTS AND TECHNOLOGY


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                                      -19-
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                                    EXHIBIT A

                          PRODUCTS COVERED BY AGREEMENT

Core Products:
   -  TestView Manager
   -  WebLOAD
   -  WebRM and RM Workstations
   -  WebFT and FT Player

WebLOAD Add-On Products:
   -  WebServices for WebLOAD
   -  DDOS for WebLOAD
   -  Internet Protocol Pack for WebLOAD
   -  Application Probing for WebLOAD

WebFT Add-On Products:
   -  WebServices for WebFT
   -  Internet Protocol Pack for WebFT

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                                      -20-
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                                    EXHIBIT B

B1.  ASG STANDARD END USER LICENSE AGREEMENT


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                                      -21-
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B2.  RADVIEW SCHEDULE OF LICENSE TERMS TO BE ADDED TO ASG STANDARD END USER
LICENSE AGREEMENT

Supplemental terms applicable to [ASG to insert name of RadView software] (the "Software"). In the event of a conflict between the terms of this Schedule and the terms in the body of the Agreement, the terms of this Schedule shall govern and supersede the conflicting terms in the Agreement, solely with respect to the Software.

1. Client shall have the right to use the Software solely for its internal business purposes, and not on behalf of any third party, whether performed for a fee or gratis, including, without limitation, any corporate affiliate or related company, or any Client customer, nor for any service bureau or other commercial purposes, without the prior written consent of the Software third party supplier. The terms of the Agreement and this Schedule shall be applicable to any and all updates or upgrades provided to Client pursuant to a maintenance agreement or otherwise. The Software can only be installed and operated on the number of designated CPUs identified in the purchase order for the Software. Client can make, but not install, one additional copy of the Software for disaster recovery purposes only, and shall include in any such copy all proprietary language and notices set forth.

2. The license granted herein is perpetual. Client may elect to cancel Maintenance, and provided all fees due under the Agreement are paid in full, retain the right to use the Software in accordance with the terms and conditions of the Agreement and this Schedule. If Client elects to cancel Maintenance, Client (i) shall not be entitled to a refund of any fees which are due and payable under this Agreement or which have been paid, and (ii) shall not be entitled to receive any rights provided for in the Agreement related to Maintenance, including Customer Support Desk, error corrections, enhancements, improvements and updates. Client may elect to reinstate Maintenance by paying (i) the Maintenance Fee for the period for which Client had refused or discontinued its subscription for Maintenance Services, (ii) a 50% surcharge on the Maintenance Fee for the period Client had refused or discontinued its subscription of Maintenance Services to cover ASG's costs of upgrading Client to the current release of the Software, and (iii) the Maintenance Fee for the new Maintenance period. All of the foregoing Maintenance Fees shall be at ASG's then current list price. All license and maintenance fees paid hereunder are non-refundable unless otherwise expressly set forth in the agreement.

3. In addition to the license restrictions set forth in the Agreement, Client shall not sell, publish, disclose, display, make unauthorized copies of, reverse engineer, translate or make derivative works of the Software. Client shall be responsible for (a) installing, managing and operating the Software, and (b) any interfacing between the Software and all other software or database(s) used by Client.

4. Client shall only use, on a concurrent basis, the number of Virtual Clients, as defined below, and/or the number of Connected Workstations, as defined below, for which Client has paid the applicable license fee and which shall be controlled by the License File during the use and operation of the Software. For purposes of this Agreement, (a) the term "'Virtual Client" shall refer to an artificial client entity that simulates a real client accessing the web application that is being tested, (b) the term "Connected Workstation" shall refer to a software console that, when connected to [the enterprise version of the Software], can be used to set up, run and control the test session, and (c) the term "License File" shall refer to the file run during the installation of the Software which defines the scope and duration of the license (including, without limitation, the number of authorized CPUs on which the software can be loaded, the number of authorized users of the Software, the number of licensed Virtual Clients and the license term).

5. The Agreement, as it pertains to the Software, may not be assigned, sublicensed, delegated or otherwise transferred by Client to any third party without the prior written consent of ASG, which consent shall not be unreasonably withheld or delayed, except in the event of an assignment to a third party who purchases all or substantially all of Customer's assets or stock, who agrees in writing to be bound by the terms of the Agreement, including this Schedule, and such written agreement is delivered to ASG, and who is not a direct competitor of the third party supplier of the Software.

6. All third party suppliers of the Software shall be deemed third party beneficiaries of the Agreement and this Schedule with respect to their respective software components. Such third party suppliers may include, without limitation and as applicable, RadView Software, Sun Microsystems Inc., World Wide Web Consortium, Certicom, Roguewave, RSA Data Security Inc., Consensus Development Corporation, Global Majic Software Inc., Microsoft Corporation, Software FX, Inc., and Sun Microsystems.


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                                      -22-
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7.     In addition to the limitations on liability set forth in the Agreement,
    ASG and its third party suppliers shall have no liability for any incidental, consequential, special, or punitive damages or for loss of profits, revenues, data, or use, or for the cost of substitute products or services with respect to the Software or services related thereto. Client further acknowledges and agrees that any and all claims relating to the Software shall be brought exclusively against ASG. Client shall have no cause of action or claim against any third party supplier of the Software for any reason whatsoever.

8. The Software is "Restricted Computer Software." Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in this Agreement and as provided in DFARS 227.7202-1(a) and 227.7202-3(a)
    (1995), DFARS 252.227-7013 (OCT 1988), FAR 12.212(a)(1995), FAR 52.227-19,
    or FAR 52.227-14, as applicable, and as amended. The Contractor/Manufacturer can be contacted through ASG

9. THE SOFTWARE IS NOT DESIGNED OR INTENDED FOR USE IN ONLINE CONTROL OF AIRCRAFT, AIR TRAFFIC, AIRCRAFT NAVIGATION OR AIRCRAFT COMMUNICATIONS, OR IN THE DESIGN, CONSTRUCTION, OPERATION OR MAINTENANCE OF ANY NUCLEAR FACILITY. IN NO EVENT SHALL CLIENT SHALL USE OR REDISTRIBUTE THE SOFTWARE FOR SUCH PURPOSES.

10. The details of this Agreement and Schedule, the Software, and the Software Documentation shall be deemed Confidential Information.


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                                      -23-
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B3.  ASG EVALUATION LICENSE AGREEMENT

     IMPORTANT - PLEASE READ CAREFULLY BEFORE OPENING ENVELOPE OR INSTALLING
                            SOFTWARE ON YOUR COMPUTER

                          [ASG SOFTWARE SOLUTIONS LOGO]

                          SOFTWARE EVALUATION AGREEMENT

Opening this sealed disk envelope or installing the Product on your computer constitutes acceptance of this Software Evaluation Agreement ("Agreement") by Company. If you do not agree to all of the terms of this Agreement, you must return this Product (with the disk envelope still sealed), and all manuals and documentation immediately to Allen Systems Group, Inc. ("ASG")

                              TERMS AND CONDITIONS

1. ASG grants and Company accepts a nonassignable, nonexclusive and nontransferable right to use the Product(s) internally, solely for the purposes of evaluating the Product(s). Company will not disassemble, reverse engineer, decrypt, decompile, create derivative works from, or translate the Product, or any portion thereof, or recreate or attempt to recreate the Product, in whole or in part by reference to the Product, or perform any process intended to determine the source code for the Product; nor shall Company sublicense, distribute, deliver, disclose or otherwise provide to a third party the Product or any portion thereof and any unauthorized attempt to assign, sublicense or grant other rights to the Product shall be immediately and automatically void; nor may Customer modify the Product except as contemplated by the Software user documentation.

2. The term of the evaluation shall commence upon the date of shipment of the Product(s) and shall operate for a period of thirty (30) days only. Any extension to the evaluation period beyond a period of thirty (30) days may be authorized by ASG, in its sole discretion, upon receipt of Company's written request stating the reason(s) such an extension is required.

3. Company acknowledges that the Product(s) is/are the property of ASG or ASG's Licensor and Company's only right with respect to the Product(s) is to use the Product(s) in accordance with the terms and conditions of this Agreement. Company will use all reasonable care and take all necessary steps to prevent the Product(s) from being acquired by unauthorized persons, and Company will take appropriate action with any persons permitted access to the Product(s) so as to enable Company to satisfy its obligation hereunder. Company understands that these obligations shall survive the expiration of the evaluation period.

4. Upon the expiration of the evaluation period, Company will either: (a) execute a Software Licensing Agreement for the Product(s), or (b) remove the Product(s) from the host computer and any additional computers and return the Product(s) and associated documentation to ASG.

5. COMPANY AGREES THAT THE PRODUCT(S) IS/ARE BEING PROVIDED ON AN "AS IS" BASIS. ASG SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. COMPANY AGREES TO ASSUME ALL RISK AND LIABILITY ASSOCIATED WITH ITS EVALUATION USE OF THE SOFTWARE. ASG SHALL NOT BE LIABLE TO COMPANY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, OR CONSEQUENTIAL WHICH ARE IN ANY WAY DIRECTLY OR INDIRECTLY RELATED TO THE USE OF THE PRODUCT(S) BY THE COMPANY.

6. Company acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms and conditions. Company further agree that this is the complete and exclusive statement of the Agreement between Company and ASG, superseding any proposal or prior Agreement, oral or written, and any other communications between Company and ASG relating to the subject matter of this Agreement.

                            Allen Systems Group, Inc.
                             1333 Third Avenue South
                              Naples, Florida 34102
                                (1) 800 932-5536

* Confidential

                                      -24-
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* Confidential

                                    EXHIBIT C

                      THIRD PARTY COMPONENTS AND TECHNOLOGY

                                                                                    ASSOCIATED PRODUCT
                                                                           ------------------------------------
      THIRD PARTY                         PRODUCT NAME                      TESTVIEW       WEBLOAD      WEBFT
------------------------  -----------------------------------------------  ------------  -----------  ---------
ActiveCube                ActiveCube Exporting Capabilities                                   X           X
ActiveCube                Active Reports Viewer                                               X           X
ActiveX Control                                                                               X
Apachi                    Axis                                                                X
APEX Software             True OLE DBGrid                                                     X           X
Corporation
Blue Sky Software         RoboHelp Classic                                                    X
Certicom                  SSL Plus                                                            X
Data dynamics             Active reports for .NET                              X
Dundas                    Dundas Files                                                        X           X
Faircom                   Ctree                                                               X
Global Majic Software     GMS Automobile Gauge                                                X
Inc
Global Majic Software     GFX Module Ocx                                                      X
Inc
Global Majic Software     GMS Odometer ActiveX Control                                        X
Inc
Hallogram Publishing      Component Toolbox                                                   X
Infragistics              Net Advantage 2004, ver 2                            X
Innovasys                 Properties List Control                                             X           X
Macrovision               FlexLM                                                              X
McRae software            GridWiz                                                             X           X
International
MicroQuill                SmartHeap                                                           X
Microsoft                 Microsoft Forms                                                     X           X
Microsoft                 ATL Module for Windows NT                                           X           X
Microsoft                 Microsoft C Runtime Library                          X              X           X
Microsoft                 Microsoft MFC Library                                X              X           X
Microsoft                 Extended MAPI 1.0 for Windows NT                                    X           X
Microsoft                 Microsoft Data Grid Control 6.0                                     X           X
Microsoft                 Microsoft Data List Control 6.0                                     X           X
Microsoft                 Microsoft ADO Data Control 6.0                                      X           X
Microsoft                 Microsoft FlexGrid Control 6.0                                      X           X
Microsoft                 Microsoft Standard Data Formatting Object DLL                       X           X
Microsoft                 Microsoft Masked Edit Controls                                      X           X
Microsoft                 Microsoft OLE 2.30 for Windows NT                                   X           X
Microsoft                 Microsoft GFX Module Ocx                                            X           X
Microsoft                 Microsoft ActiveX Control                                           X           X
Microsoft                 Microsoft CMDialog ActiveX Control DLL                              X           X
Microsoft                 Microsoft common control                                            X           X
Microsoft                 Microsoft Rich Edit                                                 X           X
Mozilla                   Mozilla DLL                                                         X           X

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                                      -26-
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
                                                                                    ASSOCIATED PRODUCT
                                                                           ------------------------------------
      THIRD PARTY                         PRODUCT NAME                      TESTVIEW       WEBLOAD      WEBFT
------------------------  -----------------------------------------------  ------------  -----------  ---------
Nsoftware                 ipworks library                                                     X
Quicksoft Corp.           EasyMail                                                            X              X
RogueWave                 Stingray Objective Toolkit/X 2.0                                    X              X
RogueWave                 Tools H++ library                                    X              X              X
RogueWave                 Threads H++ library                                  X              X              X
RSA Data Security Inc     BSAFE                                                               X
SAP                       SAP library                                                         X
Software FX               Chart FX                                                            X              X
Ssleay                    SSL Certificate Module                                              X
Sun Microsystems          JRE                                                                 X
Word Wide Web Consortium  Jigsaw                                                              X

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                                      -27-